Exhibit 23.3
Consent of Independent Auditors
We consent to the reference to our firm under the captions “Experts” and “Selected Financial Data” and to the use of our reports dated February 16, 2011 and February 17, 2010, with respect to the consolidated financial statements of Synthes, Inc. and subsidiaries, included in the Registration Statement (Form S-4 No. 333-xxxxxx) and related proxy statement/prospectus of Johnson & Johnson for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
July 7, 2011